CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use and inclusion on Registration Statement on Form SB-2 dated February 13, 2007, of Pipeline Data Inc., of our report dated March 10, 2006 and August 12, 2006 and our report dated October 24, 2006 with respect to the financial statements of Pipeline Data Inc. for the years ended December 31, 2005 and 2004 and for the quarter ended September 30, 2006.

/s/ Drakeford & Drakeford, LLC

Certified Public Accountants

February 13, 2007